Exhibit 4.18

ADDENDUM
to
the Management Agreement dated 18/06/2012
(the "Management Agreement")

Between
TRITION SHIPPING LIMITED
of Hong Kong
(as Owner)

And

ALLSEAS MARINE S.A.
of Liberia
(as Manager)

In respect of the management of the Vessel OOCL HONG KONG (the "Vessel")

Notwithstanding the relevant provisions of the Management Agreement, it is this, 18th day of September 2012, mutually agreed between the Owner and the Manager that in the event that the Management Agreement is terminated in accordance with Clause 12.05, then the provisions of the Compensation Agreement between the Manager and Box Ships Inc. dated 12/09/2012, copy of which is attached hereto as Exhibit A, forming an integral part of this Agreement, or any renewal thereof shall be applied."

All other fees, terms, conditions and provisions of the Management Agreement remain unaltered and in full force and effect.

IN WITNESS WHEREOF the parties have signed this Addendum this 18th day of September, 2012.

FOR THE OWNER	FOR THE MANAGER

/s/ Maria Stefanou	/s/ George Skrimizeas
MARIA STEFANOU	GEORGE SKRIMIZEAS
Attorney-in-fact	Attorney-in-fact